Exhibit 1

2023 1st Quarter Results Mexico City, April 25, 2023 NYSE: VIST BMV: VISTA

Vista Results of the First Quarter of 2023

April 25, 2023, Mexico City, Mexico

Vista Energy, S.A.B. de C.V. (“Vista” or the “Company”) (NYSE: VIST in the New York Stock Exchange; BMV: VISTA in the Mexican Stock Exchange), reported today financial and operational results for the three-month period ended March 31, 2023.

Q1 2023 highlights:

•

Q1 2023 total production was 52,207 boe/d, a 19% increase compared to Q1 2022. Oil production in Q1 2023 increased 24% y-o-y to 44,048 bbl/d, mainly driven by a solid well performance in Vista’s development hub in Vaca Muerta (Bajada del Palo Oeste, Aguada Federal and Bajada del Palo Este blocks).

•	In Q1 2023, shale production was 41,499 boe/d, boosted by the tie-ins of 5-well pad BPO-15 and well BPE-2301h. Shale production increased 40% compared to Q1 2022.

•

Revenues in Q1 2023 were 303.2 $MM, 46% above the 207.9 $MM generated in Q1 2022, driven by an increase in production and realized prices. During Q1 2023, revenues from oil and gas exports were 181.7 $MM, a 128% increase y-o-y and representing 60% of total revenues. Oil exports were 169.0 $MM and represented 60% of oil revenues.

•	In Q1 2023, the average realized crude oil price was 66.6 $/bbl, a 4% increase compared to the average realized crude oil price of Q1 2022.

•	Realized natural gas price for Q1 2023 was 4.7 $/MMBtu, resulting in a 54% increase y-o-y driven by exports to Chile at 8.9 $/MMBtu (30% of total gas sales volumes).

•	Lifting cost in Q1 2023 was 6.4 $/boe, representing an 18% decrease compared to Q1 2022, driven by the transaction to fully-focus on shale oil operations as of March 1, 2023.

•

Adjusted EBITDA for Q1 2023 was 204.4 $MM, a 61% increase compared to Q1 2022, driven by the increase in revenues amid lower lifting costs. Adjusted EBITDA margin was 67%, an increase of 6 p.p. vis-à-vis Q1 2022.

•

Adjusted Net Income during Q1 2023 totaled 72.0 $MM, compared to 39.1 $MM during Q1 2022, mainly driven by a higher Adjusted EBITDA and partially offset by a higher income tax expense (net of deferred income tax) and higher depreciation, depletion and amortization. Adjusted EPS was 0.80 $/share in Q1 2023, compared to 0.44 $/share in Q1 2022.

•	In Q1 2023, CAPEX was 161.8 $MM, mainly driven by the drilling of nine wells and the completion of eight wells in our Vaca Muerta blocks.

•

In Q1 2023, the Company recorded a positive free cash flow of 34.7 $MM. Cash flow generated by operating activities was 158.8 $MM, while cash flow used in investing activities reached 124.0 $MM for the quarter. Cash flow generated by financing activities totaled 71.1 $MM, mainly driven by proceeds from borrowings of 135.0 $MM and partially offset by the payment of a 22.5 $MM installment of our term-loan.

Transaction to increase focus on shale oil operations

On February 23, 2023, Vista announced a transaction to increase its focus on its shale oil operations in Vaca Muerta and strengthen shareholder returns.

As part of this transaction, its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”) reached a two-phased agreement (the “Conventional Assets Transaction”) starting March 1, 2023, with Petrolera Aconcagua Energía S.A. (“Aconcagua”), which will become the operator of concessions Entre Lomas Río Negro, Entre Lomas Neuquén, Jarilla Quemada, Charco del Palenque, 25 de Mayo Medanito SE and Jagüel de los Machos (the “Transferred Conventional Assets”), the gas transportation concessions in Entre Lomas Río Negro and Jarilla Quemada and crude oil transport concession in 25 de Mayo Medanito SE, currently held by Vista (the “Concessions”). During the first phase of the Conventional Assets Transaction , which will end no later than February 28, 2027 (the “Final Closing Date”), Aconcagua will be entitled to 60% of the hydrocarbons produced in the Concessions and will bear 100% of the costs, taxes, and royalties of such Concessions, whereas Vista Argentina, will keep the entitlement to the remaining 40% of the hydrocarbons produced and will receive from Aconcagua an upfront payment. Additionally, Vista Argentina will have the right to purchase up to Aconcagua’s 60% share of the Natural gas produced by the Transferred Conventional Assets at a price of 1 $/MMBtu until the Final Closing Date. Vista Argentina will remain concession title holder until certain provincial authorizations are obtained, which shall be requested no later than the Final Closing Date, when the Concessions will be transferred to Aconcagua, subject to provincial approvals.

Vista´s Financial Statements for the period covering December 31, 2022, through March 31, 2023, reflect the effects of the Conventional Assets Transaction as of March 1, 2023, and so does this document.

For more information on the Conventional Assets Transaction, please refer to the Relevant Fact published on February 23rd, 2023, on our website (https://www.vistaenergy.com/investors).

Vista Q1 2023 results

Production

Production data for Q1 2023 reflects the Conventional Assets Transaction. Therefore, the tables below reflect, beginning March 1, 2023, Vista’s 40% entitlement to crude oil and natural gas production, as well as 100% of LPG production, of the Transferred Conventional Assets.

Total average net daily production

	Q1-23	Q4-22	Q1-22	▲ y/y	▲ q/q
Total (boe/d)	52,207	54,718	43,900	19%	(5)%
Oil (bbl/d)	44,048	45,745	35,638	24%	(4)%
Natural Gas (MMm3/d)	1.23	1.35	1.24	(1)%	(9)%
NGL (boe/d)	407	460	452	(10)%	(12)%

Average daily production during Q1 2023 was 52,207 boe/d, comprised of 44,048 bbl/d of oil, representing 84% of total production, 1.23 MMm3/d of natural gas and 407 boe/d of NGL. Total shale production was 41,499 boe/d, of which 80% corresponds to shale oil wells in Bajada del Palo Oeste.

On a pro forma basis regarding the Conventional Assets Transaction as if such transaction had occurred on March 1, 2022, average daily production during Q1 2023 increased 7% sequentially and 25% interannually. See table “Pro Forma Historical Production” for further pro forma production details.

Q1 2023 Average net daily production by asset

	Target	Interest	Oil (bbl/d)	Natural Gas (MMm3/d)	NGL (boe/d)	Total (boe/d)	% Total daily average
Total WI production per concession			44,048	1.23	407	52,207	100%

Bajada del Palo Oeste	Shale	100%	29,140	0.65	—	33,248	64%
Aguada Federal	Shale	100%	4,496	0.12	—	5,279	10%
Bajada del Palo Este	Shale	100%	2,790	0.03	—	2,971	6%
Águila Mora	Shale	90%	—	—	—	—	—
Bandurria Norte	Shale	100%	—	—	—	—	—
Bajada del Palo Este	Conventional	100%	560	0.04	40	844	2%
Bajada del Palo Oeste	Conventional	100%	552	0.11	—	1,258	2%
Coirón Amargo Norte	Conventional	84.6%	191	—	—	191	0%
Entre Lomas (1)	Conventional	100%	2,093	0.12	256	3,119	6%
Agua Amarga (1)	Conventional	100%	145	0.00	4	163	0%
25 de Mayo-Medanito (1)	Conventional	100%	1,368	0.02	—	1,464	3%
Jagüel de los Machos (1)	Conventional	100%	1,296	0.07	—	1,705	3%
CS-01 (México)	Conventional	100%	353	0.00	—	365	1%

Total operated production			42,984	1.16	300	50,609	97%

Entre Lomas (1)	Conventional	—	434	0.03	105	707	1%
Agua Amarga (1)	Conventional	—	30	0.00	2	35	0%
25 de Mayo-Medanito (1)	Conventional	—	301	0.00	—	320	1%
Jagüel de los Machos (1)	Conventional	—	281	0.01	—	361	1%
Acambuco	Conventional	1.5%	18	0.02	—	174	0%

Total non-operated production			1,065	0.07	107	1,598	3%

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets. Operated production of the Transferred Conventional Assets shows the production of January and February 2023, divided by 90 days. Non-operated production of Transferred Conventional Assets shows the production of March 2023, divided by 90 days.

Revenues

Total revenues per product

Revenues per product – in $MM	Q1-23	Q4-22	Q1-22	▲ y/y	▲ q/q
Total	303.2	308.1	207.9	46%	(2)%
Oil	280.0	285.4	193.6	45%	(2)%
Export market	169.0	159.9	77.1	119%	6%
Domestic market	110.9	125.5	116.5	(5)%	(12)%
Natural Gas	21.8	21.2	13.0	68%	3%
Export market	12.7	10.8	2.4	420%	17%
Domestic market	9.1	10.3	10.6	(14)%	(12)%
NGL	1.4	1.6	1.3	11%	(10)%

Average realized prices per product

Product	Q1-23	Q4-22	Q1-22	▲ y/y	▲ q/q
Oil ($/bbl)	66.6	68.9	64.1	4%	(3)%
Export market	69.8	74.1	78.0	(10)%	(6)%
Domestic market	62.2	63.3	57.4	8%	(2)%
Natural Gas ($/MMBTU)	4.7	4.5	3.0	54%	4%
Export market	8.9	8.8	5.9	50%	0%
Domestic market	2.8	3.0	2.7	3%	(5)%
NGL ($/tn)	351	354	367	(4)%	(1)%

Total sales volumes per product

Product	Q1-23		Q4-22	Q1-22	▲ y/y	▲ q/q
Oil (MMbbl)	4.20	(1)	4.14	3.02	39%	2%
Export market	2.42		2.16	0.99	145%	12%
Domestic market	1.78		1.98	2.03	(12)%	(10)%
Natural Gas (MMBTU)	4.69		4.73	4.30	9%	(1)%
Export market	1.43		1.23	0.41	247%	17%
Domestic market	3.25		3.51	3.89	(16)%	(7)%
NGL (Mtn)	4.01		4.43	3.47	16%	(9)%

(1)	Total sales volumes were approximately 0.23 MMbbl of oil higher than production. Such volumes were drawn from our inventory.

During Q1 2023, total revenues were 303.2 $MM, 46% higher than Q1 2022, mostly driven by crude oil revenues. Revenues from oil and gas exports in Q1 2023 were 181.7 $MM, a 128% interannual increase and representing 60% of total revenues.

Crude oil revenues in Q1 2023 totaled 280.0 $MM, representing 92% of total revenues, a 45% increase compared to Q1 2022, mainly driven by shale oil production growth, and an improvement in realized oil prices. During Q1 2023, the Company exported 58% of crude oil sales volumes at a realized price of 69.8 $/bbl and sold the remaining 42% to the domestic market at a price of 65.9 $/bbl (62.2 $/bbl net of trucking transportation costs). Average realized oil price was 66.6 $/bbl, 4% above Q1 2022. Revenues from the oil export market accounted for 60% of the total oil revenues, reaching 169.0 $MM.

Natural gas revenues in Q1 2023 were 21.8 $MM, representing 7% of total revenues. The average realized natural gas price for the quarter was 4.7 $/MMBtu, a 54% increase compared to Q1 2022. Plan Gas represented 27% of total natural gas sales volume, with an average realized price of 2.7 $/MMBtu during the quarter. Sales to industrial clients represented 44% of total natural gas sales volume at an average realized price of 3.0 $/MMBtu. The remaining 30% of natural gas sales volume was exported at an average realized price of 8.9 $/MMBtu. Gas revenues also include 1.0 $MM of natural gas purchased from Aconcagua under the terms of the Conventional Assets Transaction and sold to our clients.

NGL sales were 1.4 $MM during Q1 2023, representing 1% of total sales. NGL average price was 351 $/tn.

Lifting Cost

	Q1-23	Q4-22	Q1-22	▲ y/y	▲ q/q
Lifting Cost ($MM)	30.1	36.1	30.8	(2)%	(17)%
Lifting cost ($/boe)	6.4	7.2	7.8	(18)%	(11)%

Lifting cost during Q1 2023 was 30.1 $MM, a 2% decrease y-o-y. Lifting cost in Q1 2023 was 6.4 $/boe, a 18% decrease y-o-y.

Lifting cost for Q1-23 reflects the Conventional Assets Transaction. Therefore, the table above reflects, beginning March 1, 2023, Vista’s 40% entitlement to crude oil and natural gas production, as well as 100% of LPG production, of the Transferred Conventional Assets.

Adjusted EBITDA

Adjusted EBITDA reconciliation ($MM)	Q1-23	Q4-22	Q1-22	▲ y	▲ q
Net (loss) / profit for the period	128.7	75.5	15.5	113.2	53.2

(+) Income tax (expense) / benefit	77.3	33.2	27.3	49.9	44.1
(+) Financial results, net	20.2	29.8	37.2	(17.0)	(9.7)

Operating profit	226.1	138.5	80.0	146.1	87.6

(+) Depreciation, depletion and amortization	64.4	63.1	46.8	17.6	1.2
(+) Restructuring and Reorganization expenses and other adjustments	0.3	—	0.3	(0.0)	0.3
(+) Impairment of long-lived assets	—	—	—	0.0	0.0
(+) Gain related to the transfer of conventional assets	(89.7)	—	—	(89.7)	(89.7)
(+) Other non-cash costs related to the transfer of conventional assets	3.2	—	—	3.2	3.2

Adjusted EBITDA(1)	204.4	201.7	127.1	77.3	2.7

Adjusted EBITDA Margin (%)	67%	65%	61%	+6p.p.	+2p.p.

(1)

Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

Adjusted EBITDA was 204.4 $MM in Q1 2023, a 61% increase compared to Q1 2022. Adjusted EBITDA was boosted by higher oil production and lower lifting cost, as well as higher oil and gas realization prices. Adjusted EBITDA margin was 67%, 6 p.p. above Q1 2022.

Adjusted Net Income / Loss

Adjusted Net Income reconciliation ($MM)	Q1-23	Q4-22	Q1-22	▲ y	▲ q
Net (loss) / profit for the period	128.7	75.5	15.5	113.2	53.2

Adjustments:
(+) Deferred Income tax	29.7	87.7	0.8	28.9	(58.1)
(+) Changes in the fair value of Warrants	0.0	7.8	22.8	(22.8)	(7.8)
(+) Impairment	0.0	0.0	0.0	0.0	0.0
(+) Gain related to the transfer of conventional assets	(89.7)	0.0	0.0	(89.7)	(89.7)
(+) Other non-cash costs related to the transfer of conventional assets	3.2	0.0	0.0	3.2	3.2
Adjustments to Net Income/Loss	(56.7)	95.5	23.5	(80.3)	(152.2)

Adjusted Net Income/Loss	72.0	171.0	39.1	32.9	(99.0)

Adjusted EPS ($/share) (3)	0.80	1.95	0.44	0.36	(1.15)

Adjusted Net Income in Q1 2023 was 72.0 $MM, compared to an Adjusted Net Income of 39.1 $MM in Q1 2022. The y-o-y change was primarily driven by higher Adjusted EBITDA (204.4 $MM in Q1 2023 compared to 127.1 $MM in Q1 2022), offset by (a) a Current income tax expense of 47.6 $MM in Q1 2023 compared to an expense of 26.6 $MM in Q1 2022, (b) higher Depreciation, depletion and amortization for 64.4 $MM in Q1 2023 compared to 46.8 $MM in Q1 2022, and (c) Financial results (net of changes in the fair value of Warrants) for a total loss of 20.2 $MM in Q1 2023, compared to a loss 14.4 $MM in Q1 2022.

Adjusted EPS (1) was 0.80 $/share in Q1 2023, compared to 1.95 $/share in Q4 2022 and an 0.44 $/share in Q1 2022.

(1)

Adjusted EPS (earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares. The weighted average number of ordinary shares for Q1 2023, Q4 2022 and Q1 2022 were 89,937,525, 87,664,094, and 88,813,607, respectively.

Capex

Capex during Q1 2023 was 161.8 $MM. The Company invested 110.5 $MM in drilling, completion and workover of Vaca Muerta wells, 6.8 $MM in drilling, completion and workover of wells in conventional assets, 30.8 $MM in development facilities, and 13.8 $MM in G&G studies, IT and other projects.

Financial overview

During Q1 2023, Vista maintained a solid balance sheet, with a cash position at the end of the quarter of 350.2 $MM. Cash flow generated by operating activities was 158.8 $MM, a 41% increase y-o-y, and includes 16 $MM of upfront payments to Oldelval for the reservation of capacity in the oil pipeline expansion, and a decrease of 5 $MM in accounts payable. Cash flow used in investing activities was 124.0 $MM, 38 $MM lower than the accrued capex due to an increase of 24 $MM in accounts payable and 10 $MM received from Aconcagua as an upfront payment for the transferred assets. This resulted in a positive free cash flow of 34.7 $MM for the quarter.

Cash flow generated by financing activities (1) totaled 71.1 $MM, mainly driven by proceeds from borrowings of 135.0 $MM and partially offset by the payment of a 22.5 $MM installment of our term-loan and interest payments of 7.9 $MM.

Gross debt totaled 659.6 $MM as of quarter end, resulting in a net debt of 309.3 $MM. At the end of Q1 2023, Net leverage ratio decreased to 0.37x Adj. EBTIDA from 0.82x Adj. EBITDA at the end of Q1 2022.

(1)

Cash flow generated by financing activities is the sum of: (i) cash flow generated by financing activities for 92.0 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for –21.0 $MM; and (iii) the variation in Government bonds for 0.1 $MM.

Outstanding bonds

Instrument	Issuer	Issue date	Maturity	Gross proceeds ($MM)	Type	Interest rate (%)	Currency	Market
ON class III	Vista Energy Argentina S.A.U.	02/21/20	02/21/24	9.5	Bullet at maturity	3.50%	USD	BCBA Argentina
ON class VI	Vista Energy Argentina S.A.U.	12/04/20	12/04/24	10.0	Bullet at maturity	3.24%	ARS in USD-linked	BCBA Argentina
ON class VII	Vista Energy Argentina S.A.U.	03/10/21	03/10/24	42.4	Bullet at maturity	4.25%	ARS in USD-linked	BCBA Argentina
ON class VIII (1)	Vista Energy Argentina S.A.U.	03/10/21	09/10/24	33.5	Bullet at maturity	2.73%	ARS	BCBA Argentina
ON class X (2)	Vista Energy Argentina S.A.U.	06/18/21	03/18/25	32.6	Bullet at maturity	4.00%	ARS	BCBA Argentina
ON class XI	Vista Energy Argentina S.A.U.	08/27/21	08/27/25	9.2	Bullet at maturity	3.48%	ARS in USD-linked	BCBA Argentina
ON class XII	Vista Energy Argentina S.A.U.	08/27/21	08/27/31	100.8	Amortizing (3)	5.85%	ARS in USD-linked	BCBA Argentina
ON class XIII	Vista Energy Argentina S.A.U.	06/16/22	08/08/24	43.5	Bullet at maturity	6.00%	USD	BCBA Argentina
ON class XIV	Vista Energy Argentina S.A.U.	11/10/22	11/10/25	40.5	Bullet at maturity	6.25%	USD	BCBA Argentina
ON class XV	Vista Energy Argentina S.A.U.	12/06/22	01/20/25	13.5	Bullet at maturity	4.00%	USD	BCBA Argentina
ON class XVI	Vista Energy Argentina S.A.U.	12/06/22	06/06/26	63.5	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XVII	Vista Energy Argentina S.A.U.	12/06/22	06/06/26	39.1	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XVIII	Vista Energy Argentina S.A.U.	03/03/23	03/03/27	118.5	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XIX	Vista Energy Argentina S.A.U.	03/03/23	03/03/28	16.5	Bullet at maturity	1.00%	ARS in USD-linked	BCBA Argentina

(1)

7.2 $MM were issued on March 10, 2021, equivalent to 9,323,430 UVA at a price of 1.0000 Argentine Pesos per UVA, and 26.3 $MM were issued on March 26, 2021, equivalent to 33,966,570 UVA at a price of 0.9923 Argentine Pesos per UVA.

(2)	32.6 $MM were issued on June 18, 2021, equivalent to 39,093,997 UVA at a price of 1.0000 Argentine Pesos per UVA.
(3)	Class XII to be repaid in 15 semi-annual installments, with a three-year grace period.

Vista Energy S.A.B. de C.V.

Historical operational data

Average daily production by concession, totals and by product.

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total production by field (boe/d)	52,207	54,718	50,669	44,825	43,900

Entre Lomas(3)	3,826	5,081	5,395	4,688	4,698
Bajada del Palo Este (conventional)	844	731	741	807	867
Bajada del Palo Oeste (conventional)	1,258	1,326	1,665	1,733	1,849
Bajada del Palo Este (shale)	2,971	2,263	2,314	2,674	681
Bajada del Palo Oeste (shale)	33,248	33,368	30,104	27,996	28,065
Agua Amarga (Jarilla Quemada, Charco del Palenque)(3)	198	247	247	213	395
25 de Mayo-Medanito(3)	1,783	2,385	2,530	2,478	2,503
Jagüel de los Machos(3)	2,067	2,738	2,866	2,928	3,109
Coirón Amargo Norte	191	167	218	257	234
Águila Mora (shale)	0	0	0	0	0
Acambuco	174	137	141	145	148
Aguada Federal (shale)	5,279	5,847	3,927	397	915
CS-01	365	428	521	509	436

Crude oil production by field (boe/d)(1)	44,048	45,745	41,909	36,899	35,638

Entre Lomas(3)	2,527	3,339	3,428	3,237	3,305
Bajada del Palo Este (conventional)	560	510	421	395	416
Bajada del Palo Oeste (conventional)	552	530	570	606	596
Bajada del Palo Este (shale)	2,790	2,187	2,176	2,483	651
Bajada del Palo Oeste (shale)	29,140	28,890	26,426	24,350	24,321
Agua Amarga (Jarilla Quemada, Charco del Palenque)(3)	175	222	220	164	226
25 de Mayo-Medanito(3)	1,669	2,213	2,243	2,306	2,325
Jagüel de los Machos(3)	1,577	2,102	2,177	2,252	2,363
Coirón Amargo Norte	191	167	213	243	223
Águila Mora (shale)	0	0	0	0	0
Acambuco	18	16	16	17	17
Aguada Federal (shale)	4,496	5,155	3,518	347	777
CS-01	353	413	502	498	419

Natural Gas production by field (boe/d)(2)	7,752	8,513	8,298	7,500	7,811

Entre Lomas(3)	938	1,312	1,541	1,066	991
Bajada del Palo Este (conventional)	244	198	290	376	410
Bajada del Palo Oeste (conventional)	706	796	1,095	1,126	1,253
Bajada del Palo Este (shale)	173	76	139	192	31
Bajada del Palo Oeste (shale)	4,116	4,478	3,678	3,646	3,743
Agua Amarga (Jarilla Quemada, Charco del Palenque)(3)	17	19	21	42	161
25 de Mayo-Medanito(3)	115	171	288	172	177
Jagüel de los Machos(3)	489	637	690	677	746
Coirón Amargo Norte	0	0	6	14	11

Águila Mora (shale)	0	0	0	0	0
Acambuco	156	121	125	128	132
Aguada Federal (shale)	784	692	408	50	139
CS-01	13	15	18	11	17

NGL production by field (boe/d)	407	460	462	426	452

Entre Lomas(3)	361	430	426	385	402
Bajada del Palo Este (conventional)	40	24	30	36	41
Bajada del Palo Oeste (conventional)	0	0	0	0	0
Bajada del Palo Este (shale)	0	0	0	0	0
Bajada del Palo Oeste (shale)	0	0	0	0	0
Agua Amarga (Jarilla Quemada, Charco del Palenque)(3)	6	6	6	6	9

(1)	Acambuco includes condensate.
(2)	Excludes natural gas consumption, flared or reinjected natural gas.
(3)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Pro forma historical production

The following pro forma table shows the impact on production regarding the Conventional Assets Transaction as if such transaction had occurred on March 1, 2022.

	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total (boe/d)	48,709	44,294	38,871	41,808
Oil (bbl/d)	41,019	37,058	32,123	33,981
Natural Gas (MMm3/d)	1.15	1.08	1.01	1.17
NGL (boe/d)	460	462	426	452

Vista Energy S.A.B. de C.V.

Oil and gas concessions

Concessions	WI (%)	Operated / Non-operated	Expiration year	Target	Basin	Country
Entre Lomas Neuquén (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Entre Lomas Río Negro (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Bajada del Palo Oeste	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Bajada del Palo Este	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Charco del Palenque (1)	—	Non-operated	2034	Conventional	Neuquina	Argentina
Jarilla Quemada (1)	—	Non-operated	2040	Conventional	Neuquina	Argentina
25 de Mayo-Medanito (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Jagüel de los Machos (1)	—	Non-operated	2025	Conventional	Neuquina	Argentina
Coirón Amargo Norte	84.6%	Operated	2037	Conventional	Neuquina	Argentina
Águila Mora	90%	Operated	2054	Shale	Neuquina	Argentina
Aguada Federal	100%	Operated	2050	Shale	Neuquina	Argentina
Bandurria Norte	100%	Operated	2050	Shale	Neuquina	Argentina
Acambuco	1.5%	Non-operated	2036 / 2040	Conventional	Noroeste	Argentina
CS-01	100%	Operated	2047	Conventional	Del Sureste	México

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Historical oil and gas export volumes and revenues

Oil exports	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Sales volume (Mbbl)	2,420.5	2,156.6	1,946.9	1,475.7	988.2	995.6	498.1	472.0	1,088.7	300.4	1,382.0	1,108.2	—
Revenues ($MM)	169.0	159.9	175.6	147.0	77.1	70.5	32.2	26.8	52.7	11.8	55.0	28.1	—

Gas exports	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Sales volume (MMBTU)	1.4	1.2	0.1	0.1	0.4	0.0	—	—	—	—	—	—	—
Revenues ($MM)	12.7	10.8	1.1	0.9	2.4	0.2	—	—	—	—	—	—	—

Vista Energy S.A.B. de C.V.

Vaca Muerta operational data

Shale oil wells detail

Bajada del Palo Oeste

Well name	Pad number (1)	Landing zone	Lateral length (mts)	Total frac stages
2013	BPO-1	Organic	2,483	33
2014	BPO-1	La Cocina	2,633	35
2015	BPO-1	Organic	2,558	34
2016	BPO-1	La Cocina	2,483	34
2029	BPO-2	Organic	2,189	37
2030	BPO-2	La Cocina	2,248	38
2032	BPO-2	Organic	2,047	35
2033	BPO-2	La Cocina	1,984	33
2061	BPO-3	La Cocina	2,723	46
2062	BPO-3	Organic	2,624	44
2063	BPO-3	La Cocina	3,025	51
2064	BPO-3	Organic	1,427	36
2025	BPO-4	Lower Carbonate	2,186	26
2026	BPO-4	La Cocina	2,177	44
2027	BPO-4	Lower Carbonate	2,551	31
2028	BPO-4	La Cocina	2,554	51
2501	BPO-5	La Cocina	2,538	52
2502	BPO-5	Organic	2,436	50
2503	BPO-5	La Cocina	2,468	50
2504	BPO-5	Organic	2,332	44
2391	BPO-6	La Cocina	2,715	56
2392	BPO-6	Organic	2,804	54
2393	BPO-6	La Cocina	2,732	56
2394	BPO-6	Organic	2,739	57
2261	BPO-7	La Cocina	2,710	46
2262	BPO-7	Organic	2,581	45
2263	BPO-7	La Cocina	2,609	45
2264	BPO-7	Organic	2,604	46

2211	BPO-8	Organic	2,596	53
2212	BPO-8	La Cocina	2,576	53
2213	BPO-8	Organic	2,608	54
2214	BPO-8	La Cocina	2,662	54
2351 (2)	BPO-9	La Cocina	3,115	63
2352 (2)	BPO-9	Organic	3,218	62
2353 (2)	BPO-9	La Cocina	3,171	61
2354 (2)	BPO-9	Organic	2,808	56
2441 (2)	BPO-10	La Cocina	3,094	63
2442 (2)	BPO-10	Organic	2,883	50
2443 (2)	BPO-10	La Cocina	2,816	57
2444 (2)	BPO-10	Organic	2,625	45
2081 (2)	BPO-11	La Cocina	2,785	49
2082 (2)	BPO-11	Organic	2,662	41
2083 (2)	BPO-11	La Cocina	2,365	37
2084 (2)	BPO-11	Organic	2,378	35
2311 (2)	BPO-12	La Cocina	3,104	54
2312 (2)	BPO-12	Organic	3,161	55
2313 (2)	BPO-12	La Cocina	3,259	55
2481 (2)	BPO-13	La Cocina	2,950	61
2482 (2)	BPO-13	Organic	2,826	57
2483 (2)	BPO-13	La Cocina	2,738	56
2484 (2)	BPO-13	Organic	2,576	52
2601 (2)	BPO-14	La Cocina	2,935	38
2602 (2)	BPO-14	Organic	2,968	51
2603 (2)	BPO-14	La Cocina	2,878	49
2604 (2)	BPO-14	Organic	2,508	43
2411 (2)	BPO-15	La Cocina	2,319	39
2412 (2)	BPO-15	Organic	3,181	54
2413 (2)	BPO-15	La Cocina	3,199	53
2414 (2)	BPO-15	Organic	3,192	55
2415 (2)	BPO-15	La Cocina	3,190	53

(1)	BPO-11 formerly pad #12, BPO-12 formerly pad #13, BPO-13 formerly pad #14.
(2)	Well included in JV with Trafigura. Vista WI 80%.

Bajada del Palo Este

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
2101	BPE-1	La Cocina	2,372	49
2103	BPE-1	La Cocina	2,081	43
2301	BPE-3	La Cocina	2,818	48
2202	BPE-2	La Cocina	2,809	47

Aguada Federal

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.AF-3(h)	AF-1	Organic	1,000	10
WIN.Nq.AF-4(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-7(h)	AF-1	Upper Carbonate	1,028	10
WIN.Nq.AF-9(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-5(h)	AF-2	La Cocina	2,500	35
WIN.Nq.AF-6(h)	AF-2	La Cocina	2,500	35
AF-102(h)	AF-2	La Cocina	2,884	57
AF-202(h)	AF-2	Organic	2,559	51
AF-303	AF-3	La Cocina	2,555	40
AF-403	AF-3	Organic	2,554	33
AF-1103	AF-3	La Cocina	2,800	44
AF-1203	AF-3	Organic	2,839	43
AF-2101	AF-4	La Cocina	2,855	48
AF-2102	AF-4	Organic	2,858	49
AF-2103	AF-4	La Cocina	2,876	49
AF-2104	AF-4	Middle Carbonate	2,901	47

Bandurria Norte

Well name	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.BN-3(h)	Lower Orgánico / Regresivo	1,000	10
WIN.Nq.BN-2(h)	Upper Carbonate	1,000	10
WIN.Nq.BN-1(h)	La Cocina	2,500	35
YPF.Nq.LCav.x-11(h)	La Cocina / Regresivo	2,500	35

Vista Energy S.A.B. de C.V.

Key results

(Amounts expressed in thousand U.S. dollars)

Key Results - in $M	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total Revenues	303,213	308,105	333,573	294,293	207,920
Oil	279,958	285,365	311,986	277,017	193,629
Natural Gas	21,845	21,171	20,138	15,908	13,020
NGL and others	1,410	1,569	1,449	1,368	1,271

Cost of Sales	(137,466)	(133,949)	(145,405)	(130,096)	(104,183)

Operating costs	(30,144)	(36,113)	(34,753)	(31,729)	(30,839)
Crude oil stock fluctuation	(4,722)	4,722	(4,571)	(3,306)	2,655
Depreciation, depletion and amortization	(64,372)	(63,148)	(66,910)	(57,982)	(46,822)
Royalties	(34,995)	(39,410)	(39,171)	(37,079)	(29,177)
Other non-cash costs related to the transfer of conventional assets	(3,233)	—	—	—	—

Gross profit	165,747	174,156	188,168	164,197	103,737

Selling expenses	(16,717)	(18,847)	(14,047)	(14,444)	(12,566)
General and administrative expenses	(17,011)	(19,615)	(15,860)	(15,888)	(12,463)
Exploration expenses	(222)	(169)	(175)	(187)	(205)
Other operating income	95,315	3,715	9,241	10,955	2,765
Other operating expenses	(963)	(715)	(564)	(782)	(1,260)

Operating profit	226,149	138,525	166,763	143,851	80,008

Interest income	287	425	294	74	16
Interest expense	(6,137)	(6,545)	(6,744)	(7,365)	(8,232)
Other financial income (expense)	(14,315)	(23,729)	(29,453)	14,575	(28,949)

Financial results, net	(20,165)	(29,849)	(35,903)	7,284	(37,165)

Profit/(Loss) before income tax	205,984	108,676	130,860	151,135	42,843

Current income tax (expense)/benefit	(47,568)	54,560	(68,457)	(51,633)	(26,559)
Deferred income tax (expense)/benefit	(29,682)	(87,732)	14,258	2,334	(750)

Income tax (expense)/benefit	(77,250)	(33,172)	(54,199)	(49,299)	(27,309)

Profit/(loss) for the period, net	128,734	75,504	76,661	101,836	15,534

Adjusted EBITDA Reconciliation ($M)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Net (loss) / profit for the period	128,734	75,504	76,661	101,836	15,534

(+) Income tax	77,250	33,172	54,199	49,299	27,309
(+) Financial results, net	20,165	29,849	35,903	(7,284)	37,165

Operating profit (loss)	226,149	138,525	166,763	143,851	80,008

(+) Depreciation, depletion and amortization	64,372	63,148	66,910	57,982	46,822
(+) Restructuring and Reorganization expenses and others	271	—	—	259	272
(+) Impairment of long-lived assets	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	(89,659)	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	3,233	—	—	—	—

Adjusted EBITDA	204,365	201,673	233,673	202,092	127,102

Adjusted EBITDA Margin (%)	67%	65%	70%	69%	61%

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Lifting Cost ($MM)	30.1	36.1	34.8	31.7	30.8
Lifting cost ($/boe)	6.4	7.2	7.5	7.8	7.8

Vista Energy S.A.B. de C.V.

Historical Adjusted Net Income / Loss

(Amounts expressed in thousand U.S. dollars)

Adj. Net Income reconciliation - in $M	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21
Net Profit/Loss	128,734	75,504	76,661	101,836	15,534	35,555	4,732	5,505	4,858

Adjustments:
(+) Deferred Income tax	29,682	87,732	(14,258)	(2,334)	750	21,001	6,005	10,679	2,010
(+) Changes in the fair value of Warrants	—	7,762	16,999	(17,188)	22,777	(7,096)	7,927	1,283	69
(+) Impairment	—	—	—	—	—	(14,044)	—	—	—
(+) Gain related to the transfer of conventional assets	(89,659)	—	—	—	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	3,233	—	—	—	—	—	—	—	—
Adjustments to Net Income/Loss	(56,744)	95,494	2,741	(19,522)	23,527	(139)	13,932	11,962	2,079

Adjusted Net Income/Loss	71,990	170,998	79,402	82,314	39,061	35,416	18,664	17,467	6,937

Adj. Net Income reconciliation - in $M	Q4-20	Q3-20	Q2-20	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19
Net Profit/Loss	(13,812)	(28,402)	(39,203)	(21,332)	(44,249)	21,502	3,702	(13,678)

Adjustments:
(+) Deferred Income tax	(17,410)	(5,490)	8,032	4,571	14,324	(911)	(1,703)	2,636
(+) Changes in the fair value of Warrants	107	(1,765)	(4,071)	(10,769)	14,278	(33,145)	(4,057)	16,084
(+) Impairment	9,484	4,954	—	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—	—	—	—	—
Adjustments to Net Income/Loss	(7,819)	(2,301)	3,961	(6,198)	28,602	(34,056)	(5,760)	18,720

Adjusted Net Income/Loss	(21,631)	(30,703)	(35,242)	(27,530)	(15,647)	(12,554)	(2,058)	5,042

Adj. Net Income reconciliation - in $M	Q4-18	Q3-18	Q2-18	Q1-18
Net Profit/Loss	42,379	(27,887)	(40,876)	(3,466)

Adjustments:
(+) Deferred Income tax	(18,224)	14,915	15,291	(7)
(+) Changes in the fair value of Warrants	5,787	3,073	—	—
(+) Impairment	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—
Adjustments to Net Income/Loss	(12,437)	17,988	15,291	(7)

Adjusted Net Income/Loss	29,942	(9,899)	(25,585)	(3,473)

Vista Energy S.A.B. de C.V.

Consolidated Balance Sheet

(Amounts expressed in thousand U.S. dollars)

	As of March 31, 2023	As of December 31, 2022
Property, plant and equipment	1,582,192	1,606,339
Goodwill	22,703	28,288
Other intangible assets	6,694	6,792
Right-of-use assets	61,016	26,228
Investments in associates	6,975	6,443
Trade and other receivables	175,769	15,864
Deferred income tax assets	335	335
Total noncurrent assets	1,855,684	1,690,289
Inventories	8,464	12,899
Trade and other receivables	144,594	90,406
Cash, bank balances and other short-term investments	350,242	244,385
Total current assets	503,300	347,690
Total assets	2,358,984	2,037,979

Deferred income tax liabilities	273,131	243,411
Lease liabilities	34,080	20,644
Provisions	29,315	31,668
Borrowings	560,321	477,601
Employee benefits	12,220	12,251
Total noncurrent liabilities	909,067	785,575
Provisions	2,579	2,848
Lease liabilities	29,099	8,550
Borrowings	99,246	71,731
Salaries and payroll taxes	8,836	25,120
Income tax liability	91,374	58,770
Other taxes and royalties	17,602	20,312
Trade and other payables	233,131	221,013
Total current liabilities	481,867	408,344

Total liabilities	1,390,934	1,193,919

Total Equity	968,050	844,060

Total equity and liabilities	2,358,984	2,037,979

Vista Energy S.A.B. de C.V.

Consolidated Income Statement

(Amounts expressed in thousand U.S. dollars)

	For the period from January 1 to March 31, 2023	For the period from January 1 to March 31, 2022
Revenue from contracts with customers	303,213	207,920
Revenues from crude oil sales	279,958	193,629
Revenues from natural gas sales	21,845	13,020
Revenues from LPG sales	1,410	1,271
Cost of sales	(137,466)	(104,183)
Operating costs	(30,144)	(30,839)
Crude oil stock fluctuation	(4,722)	2,655
Depreciation, depletion and amortization	(64,372)	(46,822)
Royalties	(34,995)	(29,177)
Other non-cash costs related to the transfer of conventional assets	(3,233)	—

Gross profit	165,747	103,737

Selling expenses	(16,717)	(12,566)
General and administrative expenses	(17,011)	(12,463)
Exploration expenses	(222)	(205)
Other operating income	95,315	2,765
Other operating expenses	(963)	(1,260)

Operating profit	226,149	80,008

Interest income	287	16
Interest expense	(6,137)	(8,232)
Other financial income (expense)	(14,315)	(28,949)

Financial income (expense), net	(20,165)	(37,165)

Profit before income tax	205,984	42,843

Current income tax (expense)	(47,568)	(26,559)
Deferred income tax (expense)	(29,682)	(750)

Income tax (expense)	(77,250)	(27,309)

Profit for the period, net	128,734	15,534

Other comprehensive income	71	(84)

Total comprehensive profit for the period	128,805	15,450

Vista Energy S.A.B. de C.V.

Consolidated Statement of Cash Flows

(Amounts expressed in thousand U.S. dollars)

	For the period from January 1 to March 31, 2023	For the period from January 1 to March 31, 2022
Cash flows from operating activities
Profit for the period, net	128,734	15,534
Adjustments to reconcile net cash flows
Items related to operating activities:
(Reversal of) allowance for expected credit losses	—	(36)
Net changes in foreign exchange rate	(6,570)	(6,696)
Discount for well plugging and abandonment	499	652
Net (decrease) increase in provisions	(567)	988
Interest expense on lease liabilities	388	547
Discount of assets and liabilities at present value	709	681
Share-based payments	5,039	2,341
Other non-cash costs related to the transfer of conventional assets	3,233	—
Employee benefits	153	104
Income tax expense	77,250	27,309
Items related to investing activities:
Depreciation and depletion	63,434	46,066
Amortization of intangible assets	938	756
Interest income	(287)	(16)
Gain from farmout agreement	(5,656)	—
Changes in the fair value of financial assets	3,202	581
Gain related to the transfer of conventional assets	(89,659)	—
Items related to financing activities:
Interest expense	6,137	8,232
Changes in the fair value of Warrants	—	22,777
Amortized cost	364	533
Remeasurement in borrowings	13,690	8,679
Other financial results	2,033	—
Changes in working capital:
Trade and other receivables	(12,854)	(4,818)
Inventories	4,722	(2,655)

Trade and other payables	4,082	2,551
Payments of employee benefits	(75)	(57)
Salaries and payroll taxes	(25,892)	(11,031)
Other taxes and royalties	(12,018)	3,731
Provisions	(529)	(741)
Income tax payment	(1,737)	(3,147)

Net cash flows provided by operating activities	158,763	112,865

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment	(132,948)	(78,190)
Payments for the acquisition of AFBN assets	(6,250)	(90,000)
Payments received from farmout agreement	6,250	—
Payments for acquisitions of other intangible assets	(840)	(927)
Payments for acquisitions of investments in associates	(532)	(770)
Proceeds from transfer of conventional assets	10,000	—
Interest received	287	16
Net cash flows (used in) investing activities	(124,033)	(169,871)

Cash flows from financing activities:
Proceeds from borrowings	135,000	32,670
Payment of borrowings cost	(728)	(54)
Payment of borrowings principal	(22,500)	(62,552)
Payment of borrowings interest	(7,877)	(15,213)
Payment of lease	(9,894)	(2,676)
Other financial results	(2,033)	—

Net cash flow provided by (used in) financing activities	91,968	(47,825)

	For the period from January 1 to March 31, 2023	For the period from January 1 to March 31, 2022
Net increase (decrease) in cash and cash equivalents	126,698	(104,831)

Cash and cash equivalents at beginning of period	241,956	311,217
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents	(20,989)	(2,014)
Net increase (decrease) in cash and cash equivalents	126,698	(104,831)

Cash and cash equivalents at end of period	347,665	204,372

Glossary, currency and definitions:

•

Note: Amounts are expressed in U.S. dollars, unless otherwise stated, and in accordance with International Financial Reporting Standards (IFRS). All the amounts are unaudited. Amounts may not match with totals due to rounding up.

•	Conversion metrics:

•	1 cubic meter of oil = 6.2898 barrels of oil.

•	1,000 cubic meters of gas = 6.2898 barrels of oil equivalent.

•	1 million British thermal units = 27.096 cubic meters of gas.

•	▲ q/q: Represents the percentage variation quarter on quarter.

•	▲ y/y: Represents the percentage variation year on year.

•	▲ q: Represents the variation in million U.S. Dollars quarter on quarter.

•	▲ y: Represents the variation in million U.S. Dollars year on year.

•	$MM: Million U.S. Dollars.

•	$M: Thousand U.S. Dollars.

•	$/bbl: U.S. Dollars per barrel of oil.

•	$/boe: U.S. Dollars per barrel of oil equivalent.

•	$/MMBtu: U.S. Dollars per million British thermal unit.

•	$/ton: U.S. Dollars per metric ton.

•

Adj. EBITDA / Adjusted EBITDA: Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

•	Adjusted EBITDA margin: Adjusted EBITDA divided by total revenues.

•	Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares.

•

Adjusted Net Income/Loss: Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment (recovery) of long-lived assets.

•	boe: barrels of oil equivalent (see conversion metrics above).

•	boe/d: Barrels of oil equivalent per day.

•	bbl/d: Barrels of oil per day.

•	NGL: Natural gas liquids.

•	Free cash flow is calculated as Operating activities cash flow plus Investing activities cash flow.

•	Mts: meters.

•

Lifting cost: production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, depletion and amortization, royalties, direct taxes, commercial, exploration and G&A costs.

•	MMboe: Million barrels of oil equivalent.

•	MMm3/d: Million cubic meters per day.

•

Plan Gas: refers to the regulation set forth by Resolution No. 391/2020 whereby Vista was allocated 0.86 MMm3/d volume over a total of 67.4 MMm3/d at an average annual price of 3.29 $/MMBtu for a four-year term as of January 1, 2021.

•	Q#: Q followed by 1, 2, 3 or 4 represents the corresponding quarter of a certain year.

•	q-o-q: Quarter on quarter.

•	UVA: Acquisitive value units.

•	y-o-y: Year on year.

DISCLAIMER

Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com.

This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations.

This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. All the amounts contained herein are unaudited.

Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding.

This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods. No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this document has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith.

This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice.

This presentation includes “forward-looking statements” concerning the future. The words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; uncertainties relating to the effects of the Covid-19 outbreak; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; changes in the regulation of the energy and oil and gas sector in Argentina and Mexico, and throughout Latin America; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; increased market competition in the energy sectors in Argentina and Mexico; and potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions.

Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx).

You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice.

Other Information

Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information.

Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

INVESTORS CONTACT:

ir@vistaenergy.com

Phone in Argentina: +54.11.3754.8500

Phone in Mexico: +52.55.8647.0128